Exhibit 10.1

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (the “Agreement”), dated as of October ___, 2008, is entered into by and among Guangzhou Global Telecom, Inc., a Florida corporation (the “Company”), and the persons identified as “Holders” on the signature pages hereto (the “Holders”).  Defined terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement (as defined below).

WHEREAS, pursuant to a Securities Purchase Agreement, dated July 31, 2007 (the “Purchase Agreement”), among the Company and the Holders, the Holders purchased from the Company an aggregate of $[____________ in principal amount of 8% Senior Secured Convertible Debentures of the Company (the “Debentures”) and were issued warrants exercisable for shares of Common Stock (the “Warrants”); and

WHEREAS, the parties desire to amend certain of the Transaction Documents pursuant to the terms hereof.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Holder hereby agrees as follows:

1.           Amended and Restated Debentures.  The Company hereby agrees to issue each Holder, in exchange for such purchaser’s Debenture, an amended and restated debenture, in the form of Exhibit A attached hereto (the “Amended and Restated Debenture(s)”) with a principal amount equal to the amounts set forth on Schedule A attached hereto.  Other than as amended thereunder, the rights and obligations of the Holders and of the Company with respect to the Amended and Restated Debentures shall be identical in all respects to the rights and obligations of the Holders and of the Company with respect to the Debentures and the Underlying Shares issued and issuable pursuant to the Purchase Agreement.  For clarity, the Purchase Agreement and all Transaction Documents thereunder are hereby amended so that the term “Debentures” includes the Amended and Restated  Debentures and the term “Underlying Shares” includes the shares of Common Stock issuable upon conversion and redemption thereof, and the term “Transaction Documents” shall be amended to include this Agreement.

2.           Amendment to Certificate of Incorporation.

(a)The Company hereby agrees to hold a special meeting of shareholders (which may also be at the annual meeting of shareholders) at the earliest practical date following the date hereof, and in any event on or before January 15, 2009, for the purpose of obtaining the “Authorized Share Approval” (as defined below), with the recommendation of the Company’s Board of Directors that such proposal be approved, and the Company shall solicit proxies from its shareholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposal.  In addition, the Company agrees to use its best efforts to promptly respond to any comments the Commission may have with respect to any preliminary proxy statement.  If the Company does not obtain the Authorized Share Approval at the first meeting, the Company shall call a meeting every 30 days thereafter to seek Authorized Share Approval until the earlier of the date the Authorized Share Approval is obtained or the Debentures and Warrants are no longer outstanding.

The Company agrees to file the amendment to its articles or certificate of incorporation with the Secretary of State of Florida within one Business Day of obtaining the Authorized Share Approval.  As used herein, “Authorized Share Approval” means the vote by the stockholders of the Company to approve an amendment to the Company’s articles or certificate of incorporation that increases the number of authorized shares of Common Stock from ___________ to at least 1,000,000,000, and the filing of such amendment and the acceptance thereof by the Secretary of State of Florida.

(b)           On or prior to the date hereof, the Company shall deliver each Holder irrevocable written voting agreements, of all of the officers, directors and stockholders holding more than 10% of the issued and outstanding shares of Common Stock on the date hereof to vote all Common Stock over which such Persons have voting control as of the record date for the meeting of stockholders of the Company in favor of the Authorized Share Approval, amounting to, in the aggregate, at least 50% of the issued and outstanding Common Stock, which agreements shall be in form and substance acceptable to each Holder.

3.           The Company hereby makes to the Holders the following representations and warranties:

(a)           Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith.  This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)           No Conflicts.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument

(evidencing a Company or Subsidiary debt or otherwise) or other material understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(c)           Issuance of the Amended and Restated Debentures.  The Amended and Restated Debentures are duly authorized and, upon the execution of this Agreement by the Holders will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents.  The Underlying Shares, when issued in accordance with the terms of the Amended and Restated Debentures, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company.  The Company has reserved from its duly authorized capital stock a number of shares of Common Stock for issuance of the Underlying Shares sufficient for the conversion in full of the Amended and Restated Debentures.

(d)           Equal Consideration.  No consideration has been offered or paid to any person to amend or consent to a waiver, modification, forbearance or otherwise of any provision of any of the Transaction Documents.

(e)           Survival and Bring Down.  All of the Company’s warranties and representations contained in this Agreement shall survive the execution, delivery and acceptance of this Agreement by the parties hereto.  The  Company expressly reaffirms that, except as set forth in the disclosure schedules attached hereto (if any), each of the representations and warranties set forth in the  Purchase Agreement, continues to be true, accurate and complete, and the Company hereby remake and incorporate herein by reference each such representation and warranty as though made on the date of this Agreement.

(f)           Holding Period for Amended and Restated Debentures. Pursuant to Rule 144, the holding period of the Amended and Restated Debentures (and Underlying Shares issuable upon conversion and redemption thereof) shall tack back to the original issue date of the Debentures.

(g)           No Novation.  The Amended and Restated Debentures are being issued in substitution for and not in satisfaction of the Debentures.  The Amended and Restated Debentures shall not constitute a novation or satisfaction and accord of any of the Debentures.  The Company hereby acknowledges and agrees that the Amended and Restated Debentures shall amend, restate, modify, extend, renew and continue the terms and provisions contained in the Debentures and shall not extinguish or release the Company or any of its Subsidiaries under any Transaction Document (as defined in the  Purchase Agreement) or otherwise constitute a novation of its obligations thereunder.

4.           On or prior to the date hereof, the Company hereby agrees to cause its legal counsel to issue a legal opinion to the undersigned Holders and the Company’s Transfer Agent regarding this Agreement and the transactions contemplated hereby, in form and substance reasonably acceptable to the Holders, including an opinion that the holding period of the Amended and Restated Debentures (and shares issued and issuable upon conversion thereof) shall tack back to the original issue date of the Debentures.

5.           Amendment to the Exercise Price.  The Exercise Price (as defined in the Warrants) of all of the Warrants is hereby amended and reduced to $0.015, subject to further adjustment therein, and the number of shares underlying the Warrants is hereby increased in the individual amounts set forth on Schedule B attached hereto, each subject to further adjustment pursuant to the Warrants.

6.           Miscellaneous.

(a)           The foregoing waivers shall not be effective unless and until all Holders shall  have agreed to the terms and conditions hereunder.  In addition, the respective obligations, amendments, agreements and waivers of the Holders hereunder are subject to the following conditions being met: (a) the accuracy in all material respects of the representations and warranties of the Company contained herein and (b) the performance by the Company of all if its obligations, covenants and agreements required to be performed hereunder. Except as expressly set forth above, all of the terms and conditions of the Transaction Documents shall continue in full force and effect after the execution of this Agreement and shall not be in any way changed, modified or superseded by the terms set forth herein.

(b)           This Agreement may be executed in two or more counterparts and by facsimile signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

       (c)       The Company shall, on or before 8:30 AM (NY time) on the 1st Trading Day following the date hereof, issue a Current Report on Form 8-K, reasonably acceptable to the Holders, disclosing the material terms of the transactions contemplated hereby, and shall attach this Agreement thereto.  The Company shall consult with the Holders in issuing any other press releases with respect to the transactions contemplated hereby.

           (d)        The Company has agreed to reimburse the Holders $5,000 for its legal fees and expenses, none of which has been paid prior to the date hereof.  Except as set forth in the preceding sentence, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

(e)           The Company has elected to provide all Holders with the same terms and form of agreement for the convenience of the Company and not because it was required or requested to do so by the Holders.  The obligations of each Holder under this Agreement, and any Transaction Document are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance or non-performance of the obligations of any other Holder under this Agreement or any Transaction Document.  Nothing contained herein or in any Transaction Document, and no action taken by any Holder pursuant thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or the Transaction Documents.  Each Holder shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.  Each Holder has been represented by its own separate legal counsel in their review and negotiation of this Agreement and the Transaction Documents.

IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.

GUANGZHOU GLOBAL TELECOM, INC.

By:
Name:
Title:

[signature page(s) of Holders to follow]

COUNTERPART SIGNATURE PAGE
OF HOLDER TO
AMENDMENT AGREEMENT
AMONG GZGT
THE HOLDERS THEREUNDER

Name of Holder:___________________________________

By:______________________________________________

Name:____________________________________________

Title:_____________________________________________

New Principal Amount of Debenture due 7/31/09:
$__________

New Principal Amount of Debenture due 2/21/2010:
$__________

SCHEDULE A

Maturity Date	7/31/2009	2/21/2010

Enable Growth Partners New Principal Amount(s):	$1,828,444.24	$1,262,856.99

Enable Opportunity Partners New Principal Amount(s):	$215,111.09	$148,571.41

Pierce Diversified Strategy Master Fund LLC, Ena New Principal Amount(s):	$107,555.52	$74,285.71

Total	$2,151,110.85	$1,485,714.10

SCHEDULE B
Warrants held following adjustment of exercise price to $0.015

Number of shares underlying warrants

Enable Growth Partners	132,682,890

Enable Opportunity Partners	15,609,738

Pierce Diversified Strategy Master Fund LLC, Ena:	7,804,906